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                                  EXHIBIT 10.5
                  Value Vision/National Media Letter Agreement



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                         VALUEVISION INTERNATIONAL, INC.
                               6740 Shady Oak Road
                          Minneapolis, Minnesota 55344

                                 August 11, 1998

NM Acquisition Co., LLC
c/o BT Alex Brown Incorporated
1 South Street
Baltimore, MD  21202
Attn:    Stephen C. Lehman,
         Managing Member

National Media Corporation
1835 Market Street, Suite 1100
Philadelphia, PA 19103
Attn:    Robert Verratti
         Chief Executive Officer

Gentlemen:

         ValueVision International, Inc. ("ValueVision"), a Minnesota corporation, agrees with NM Acquisition Co., LLC ("ACO"), a Delaware limited liability company and National Media Corporation, a Delaware corporation ("NMC") as follows:

         1. Description of ValueVision Note. ValueVision is the holder of a Demand Promissory Note (the "ValueVision Note") dated January 5, 1998, pursuant to which NMC promises to pay $10 million to ValueVision.

         2. Description of ValueVision Warrant. ValueVision is the holder of a warrant (the "ValueVision Warrant") dated November 24, 1995, pursuant to which NMC agrees to issue up to 500,000 shares of the common stock of NMC ("Shares") to ValueVision at an exercise price (the "Exercise Price") of $8.865 per Share.

         3. Description of Telemarketing Agreement. ValueVision and NMC are parties to a Telemarketing, Production and Post-Production Agreement (the "Telemarketing Agreement") dated April 13, 1995, and amended on October 23, 1995, November 24, 1995 and November 5, 1996, pursuant to which ValueVision is required to pay $1.2 million to NMC for the ValueVision Warrant,




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$800,000 of which has previously been paid and $400,000 of which is payable on or before September 1, 1998. NMC hereby agrees that ValueVision shall pay the remaining $400,000 by offsetting such amount against interest payments owing from time to time under the ValueVision Note and that ValueVision shall not be required to make any other payment under the Telemarketing Agreement prior to the termination of this Agreement. Further, ValueVision shall have the right to exercise the ValueVision Warrant at any time in accordance with its terms.

         4.       Representations and Warranties.

                  (a) Representations and Warranties of ValueVision. ValueVision represents and warrants to NMC and ACO as follows:

                           (i) ValueVision has not, and has not formed the
intention to, exercise any right arising under the ValueVision Note as a result of any Triggering Event or Event of Default (as defined in the ValueVision Note) or any breach of any obligation of NMC under the ValueVision Note (any such Triggering Event, Event of Default or breach is a "Default" for the purposes of this Agreement).

                           (ii) ValueVision has authorized, executed and
delivered this Agreement and this Agreement constitutes a valid and binding agreement on the part of ValueVision, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

                           (iii) ValueVision has been duly organized and is
validly existing in good standing under the Minnesota Business
Corporations Act; and ValueVision has full legal right, power and authority to enter into and perform its obligations under this Agreement. All consents, approvals, authorizations and orders required for the execution and delivery by ValueVision of this Agreement, have been obtained and are in full force and effect.

                  (b) Representations and Warranties of ACO. ACO represents and warrants to ValueVision as follows:

                           (i) ACO has been duly organized and is validly
existing as a limited liability company under the Delaware Limited Liability Company Act; and ACO has full legal right, power and authority to enter into and perform its obligations under this Agreement.

                           (ii) ACO has duly authorized, executed and
delivered this Agreement and this Agreement constitutes a valid and binding agreement on the part of ACO, enforceable in




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accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general negotiable principles.

         5. ValueVision Note.

                  (a) Subject to the following sentence, to the extent that the transactions (the "Transactions") contemplated by the Stock Purchase Agreement of even date herewith between NMC and ACO (the "Series E Agreement"), and consummation thereof by ACO and NMC, and any actions of NMC which are necessary or incidental with respect thereto, constitute or give rise to any Default, ValueVision hereby conditionally (as described below) waives all of its rights under the ValueVision Note with respect to such Default. The foregoing waiver is conditional and will expire upon the earliest to occur of (1) January 1, 1999,
(2) the termination or expiration of the Series E Agreement, (3) the date any party to the Series E Agreement makes an announcement to the effect that it will not or does not intend to proceed with the transactions contemplated by the Series E Agreement and (4) the date after execution of the Series E Agreement upon which the Series E Agreement is materially amended or changed in a manner which is materially detrimental to ValueVision (or the date upon which an agreement to effect such amendment or change is entered into).

                  (b) ValueVision hereby waives its rights prior to January 1, 1999 to declare immediately due and payable any of the principal amount outstanding under the ValueVision Note (the "Principal") to the extent that such rights derive from the failure of a Loan Party (as defined in the ValueVision
Note) to comply with any covenant or agreement contained in the Merger Agreement (as defined in the ValueVision Note). From the date hereof through January 1, 1999, ValueVision agrees to forbear from declaring any default under the ValueVision Note unless: (i) NMC fails to make any interest payment to ValueVision as required under the ValueVision Note or (ii) First Union National Bank shall declare an event of default, and accelerate the amount due, under the Amended and Restated Loan Agreement, as amended through the date hereof.

                  (c) If ValueVision is or becomes entitled to make a demand for repayment of the Principal, or the Principal becomes immediately due and payable, prior to January 1, 1999, and if NMC subsequently fails to repay at least $2,500,000 against the ValueVision Note in accordance with its terms, ValueVision agrees that its right to elect payment in common stock of NMC, pursuant to Section 2.a of the ValueVision Note, shall be limited to $2.5 million in aggregate prior to January 1, 1999, at $1.073125 per share after which time any remaining unpaid amounts may be the subject to such an election.




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                  (d) For the purposes of Section 6.a.(5) of the ValueVision
Note, the Amended and Restated Loan Agreement (as defined in the ValueVision
Note) shall be deemed to be amended by the First Union National Bank Consent Agreement (as defined in the Series E Agreement). To the extent that the Amended and Restated Loan Agreement is fully satisfied prior to the ValueVision Note and no comparable debt facility is entered into by NMC, the parties hereto agree that the ValueVision Note will be amended to contain the covenants contained in Sections 8 and 9 of the Amended and Restated Loan Agreement, as amended through the date hereof.

                  (e) The second paragraph of Section 2 a of the ValueVision
Note is hereby amended in its entirety to read as follows:

                  Borrower shall pay the demanded amount within five Business Days (as defined below) of demand. In the event Lender makes a demand for repayment and Borrower cannot repay the demanded amount in cash, Lender may, in its sole discretion, elect repayment of any or all of the principal and/or interest in shares of the common stock of Borrower, par value $.01 per share (the "Common Stock"), which have been duly and validly issued, fully paid and non-assessable, at a per share price of $1.073125 subject to adjustment as set forth below. The parties agree that the $1.073125 per share price is not applicable to any payment in full on maturity or prepayment pursuant to Section 2(b) is as specifically set forth in the immediately preceding sentence.

                  Mechanical Adjustments. If at any time prior to satisfaction of this Note in full, the Borrower shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (ii) subdivide, reclassify or recapitalize outstanding Common Stock into a greater number of shares; (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the conversion price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that the Lender shall be entitled to receive the aggregate number and kind of shares which, if this Note had been converted in full immediately prior to such event, lender would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. Any adjustment required by this paragraph shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the




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                  case of a subdivision, combination, reclassification or
                  recapitalization, to allow the purchase of such aggregate number and kind of shares.

         6. ValueVision Warrant. The parties hereby agree that the exercise price under that certain Warrant dated January 5, 1998 issued by NMC to ValueVision, pursuant to which NMC has agreed to issue ValueVision 250,000 shares of NMC Common Stock (the "January Warrant"), is $2.74 for each such share. The ValueVision Warrant is hereby amended by reducing the exercise price for each Share from $8.865 to $2.74.

         7. NMC agrees within 20 days of the date hereof to execute amendments to the ValueVision Warrant and the January Warrant to reflect that the exercise price under each such warrant is $2.74 per share.

         8. Set Off. All amounts owing by NMC to ValueVision pursuant to the ValueVision Note shall be set off against all amounts owing by ValueVision to NMC pursuant to the Telemarketing Agreement, such that the difference only shall be payable by the party owing the greater amount.

         9. Condition Subsequent. The rights and obligations of the parties hereto shall terminate on January 1, 1999, if the Transactions have not been consummated on or before December 31, 1998; provided, however, that sections 5(e), 6 and 7 shall remain in effect without respect to any such termination.

         10. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to ACO shall be mailed, delivered, or telecopied (and confirmed by letter) to you at the address set forth above or at telecopier number (818) 461- 5496, Attention: Eric Weiss, with a copy to Buchalter, Nemer, Fields & Younger, 601 South Figueroa Street, Suite 2400, Los Angeles, California 90017, Attention: Stuart D. Buchalter. If sent to ValueVision, such notice shall be mailed, delivered, or telecopied (and confirmed by letter) to the address set forth above, Attention: Chief Executive Officer, or at telecopier number (612) 947-0141. If sent to NMC, such notice shall be mailed, delivered, or telecopied (and confirmed by letter) to the address set forth above, Attention: General Counsel, or at telecopier number
(215) 988-4869.

         11. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective executors, administrators, successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto and their respective executors, administrators, successors and assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and




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being for the sole and exclusive benefit of the parties hereto and their respective executors, administrators, successors and assigns.

         12. Entire Agreement; Amendments. This Agreement supersedes all prior agreements and understandings set forth in that certain Letter of Agreement dated July 15, 1998 between the parties hereto. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         13. Survival of Representations. All representations, warranties and agreements made by ACO and ValueVision in this Agreement shall survive the consummation of the transactions contemplated hereby.

         14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         16. Counterparts. This Agreement may be signed in several counterparts, each of which will constitute an original, and together shall constitute one and the same Agreement.

         If the foregoing correctly sets forth our understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding Agreement among ACO, ValueVision and NMC.

                                  "VALUEVISION"

                                   VALUEVISION INTERNATIONAL, INC.,
                                   a Minnesota corporation

                                   By:
                                       -----------------------------------------
                                       Gene McCaffrey, Chief Executive Officer




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Accepted and agreed as of
the date written above:


NM ACQUISITION CO., LLC.,
a Delaware limited liability company

By its Manager,
TEMPORARY MEDIA CO., LLC
a Delaware Limited Liability Company

By:
   ----------------------------------
         Eric Weiss, Managing Member

Accepted and agreed as of
the date written above:


NATIONAL MEDIA CORPORATION,
a Delaware corporation

By:
   ----------------------------------
         Its:
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